Exhibit 99.1
[LETTERHEAD OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.]
December 17, 2010
The Special Committee of the Board of Directors
All American Group, Inc.
2831 Dexter Drive
Elkhart, Indiana 46514

Re:	Registration Statement on Form S-4 of All American Group, Inc. (“AAG”) and Specialty Vehicles Liquidating Trust
Dear Special Committee of the Board of Directors:
     Reference is made to our opinion letter (“opinion”), dated November 8, 2010.
     Our opinion was provided for the use and benefit of the Special Committee of the Board of Directors of AAG (in its capacity as such) in connection with its evaluation of the proposed transaction with All American Group Holdings, LLC and may not be used for any other purpose without our prior written consent. We understand that AAG has determined to include our opinion in the above-referenced Registration Statement.
     In that regard, we hereby consent to the inclusion of our opinion in the proxy statement/prospectus included in the Registration Statement, appearing as Appendix D to such proxy statement/prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent.
     In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
HOULIHAN LOKEY FINANCIAL ADVISORS, INC.